                                                                  EXECUTION COPY

                               STOCK PURCHASE AGREEMENT


    THIS STOCK PURCHASE Agreement (this "AGREEMENT") is dated as of January 1, 1996 among TeleTech Holdings, Inc., a corporation organized under the laws of the State of Delaware, U.S.A. ("PURCHASER"), Access 24 Holdings Pty Limited, a corporation organized under the laws of Victoria, Australia (ACN 062 325 759) ("ACCESS"), Bevero Pty Limited, a corporation organized under the laws of New South Wales, Australia (ACN 003 978 809) ("BEVERO" and, collectively with Access, "SELLERS"), and Access 24 Service Corporation Pty Limited, a corporation organized under the laws of New South Wales, Australia (ACN 061 711 804) (the "COMPANY").

                                W I T N E S S E T H :

    WHEREAS, Purchaser is engaged in the business of, among other things, providing information-communications solutions, on an outsourcing basis, using integrated voice and data communications technology, including, without limitation, technical product support, marketing and database generation and customer service programs;

    WHEREAS, the Company and its subsidiaries, all of which are listed on SCHEDULE A hereto (collectively, the "SUBSIDIARIES"), are engaged in the business of, among other things, arranging medical treatment, travel and accommodation and trade assistance via telephone in Australia, New Zealand and the United Kingdom, and providing specialized information, customer loyalty and other programs on an outsourcing basis using integrated voice and data communications technology (together with any similar or related activities in which the Company and the Subsidiaries are engaged, the "BUSINESS");

    WHEREAS, Access is the record and beneficial owner of 106 ordinary shares, A$1.00 per share, of the Company ("ORDINARY SHARES") and Bevero is the record and beneficial owner of 106 Ordinary Shares, which 212 shares constitute all of the issued and outstanding Ordinary Shares; and

    WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, all of the 212 Ordinary Shares currently issued and outstanding (the "SHARES"), on the terms and subject to the conditions set forth herein.

    NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants hereinafter set forth and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                      ARTICLE I
                                     DEFINITIONS

    As used in this Agreement, the following terms shall have the following meanings:

    "ACCOUNTING STANDARDS" means accounting standards required under the Corporations Law and/or issued by the Australian Accounting Standards Review Board (or other joint accounting bodies) and other generally accepted Australian accounting principles, each as in effect during the relevant period and applied consistently throughout the periods involved.

    "ADDITIONAL AGREEMENTS" means those agreements, instruments and other documents necessary to effect the Concurrent Transactions.

    "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
"CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), with respect to the relationship between two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

    "ASSETS" means all of the properties and assets (including without limitation rights in and under contracts) used, intended to be used, required in or relating to the conduct of the Business and, with respect to contract rights, all contracts to which the Company or any Subsidiary is a party.

    "BANKRUPTCY" shall mean (a) an adjudication of bankruptcy under the U.S. Bankruptcy Reform Act of 1978, as amended, or any successor statute, (b) the specified Person stops payment of, is deemed unable or otherwise admits inability to pay its debts or becomes or is deemed to be insolvent, (c) the making of a winding up or administration order in respect of the specified Person, (d) an assignment for the benefit of creditors, (e) the specified Person either does, resolves to do or commences negotiations with a view to doing any of the following: (i) makes a general or special arrangement or composition (whether voluntary or compulsory) with its creditors or any class of creditors,
(ii) declares or agrees to a moratorium, or (iii) issues a notice convening a meeting to resolve to do any of the foregoing (other than for the purpose of a solvent amalgamation or reconstruction), (f) the filing of a voluntary petition in bankruptcy or reorganization or the passing of a resolution for voluntary liquidation, reconstruction or winding up (other than for the purpose of a solvent amalgamation or reconstruction), or (g) the failure to vacate the appointment of a receiver, trustee, controller, provisional liquidator or administrative receiver for any part or all of the assets or property of a party within 60 days from the date of such appointment.

    "BUSINESS DAY" means any day that is not a Saturday or a Sunday and on which banks are open for the conduct of normal banking business in all of the cities of Denver, Colorado, Sydney, Australia, London, England and Auckland, New Zealand.

    "CONCURRENT TRANSACTIONS" means, collectively, the transactions contemplated by this Agreement and described or referred to in Section 6.01.

    "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and Tax liens), charge, encumbrance, adverse claim, option, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

    "GOVERNMENTAL AUTHORITY" means any federal, state, local or foreign government, governmental, regulatory or administrative authority (or subdivision thereof) and any agency or commission or any court, tribunal or judicial or arbitral body that has jurisdiction over the Business, the Company, the Assets or any Subsidiary, including, without limitation, the governments of the United States, Australia, the United Kingdom and New Zealand.

    "GOVERNMENTAL ORDER" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

    "INTELLECTUAL PROPERTY" means any and all (a) inventions, ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application,
(c) trademarks, service marks, trade dress, logos, trade names and corporate and partnership names, whether or not registered, including all common law rights, and registrations and applications for registration thereof and all rights therein provided by international treaties or conventions, (d) copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, (e) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others, (f) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, (g) trade secrets and confidential, technical and business information (including ideas, flow charts, logic diagrams, formulas, compositions, patterns, devices, methods, techniques, processes, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, selling, pricing and cost information or procedures, business and marketing plans and customer and supplier lists and information, (i) copies and tangible embodiments of all the foregoing, in whatever form or medium, (j) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (k) all rights to sue or recover and retain damages and costs and attorneys' fees for present and past infringement of any of the foregoing.

    "KNOWLEDGE" or "TO THE KNOWLEDGE OF" a specified Person, and similar references, means the actual knowledge of the officers, directors and key employees of such Person as well as constructive knowledge of any facts or events which such officers, directors and key employees, including without limitation any Person acting as a non-executive director of the Company, should have been aware had they exercised the degree of diligence that would have been exercised by a reasonable person in their respective positions.

    "LAW" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law issued by any Governmental Authority.

    "MATERIAL ADVERSE EFFECT" means any event, circumstance, change in or effect on the operations or business of any specified party (including, without limitation, in the case of the Company, the Business) that: (a) is, or could reasonably be expected to be, materially adverse to the business, operations, assets or liabilities (including, without limitation, in the case of the Company, the Assets), results of operations or the financial condition of such party, or (b) could reasonably be expected to materially adversely affect the ability of such party to operate or conduct its business in the manner in which it is currently, or is currently anticipated to be, operated or conducted or to perform its obligations under this Agreement or any Additional Agreement to which such party is a party.

    "PERSON" means any individual, partnership, firm, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

    "RECEIVABLES" means any and all accounts, notes and other receivables of the Company or any Subsidiary from third parties, including, without limitation, customers, arising before the Closing from the conduct of the Business or otherwise, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

    "STOCK TRANSFER AGREEMENT" means that certain Stock Transfer and Registration Rights Agreement to be dated and executed on the Closing Date among Purchaser and Sellers, substantially in the form attached hereto as EXHIBIT A.

    "TAX" or "TAXES" means any and all taxes, stamp duties, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges.


                                      ARTICLE II
                                  PURCHASE AND SALE

    Section 2.01 CLOSING. The closing of the purchase and sale of the Shares and the Concurrent Transactions (the "CLOSING") shall take place at the offices of the Company in Sydney, Australia, at 9:00 a.m. local time on February 9, 1996 (the "CLOSING DATE").

    Section 2.02. PURCHASE AND SALE. Sellers hereby agree to sell, and Purchaser (or its assignee pursuant to Section 9.10) hereby agrees to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement.

    Section 2.03. PURCHASE PRICE. The aggregate purchase price for the Shares (the "PURCHASE PRICE") is A$11.0 million and will be payable at the Closing as follows:

         (a)  U.S.$2.27 million will be paid to Access by bank cheque;

         (b) Purchaser will issue and deliver to Access 51,544 shares of Purchaser common stock, par value U.S.$.01 per share ("COMMON STOCK");

         (c) Purchaser will issue and deliver to Bevero 142,504 shares of Common Stock; and

         (d) Purchaser will not require Sellers as a condition to Closing to repay, and will cause the Company following the Closing to repay, the Company's outstanding indebtedness (the "RETAINED LIABILITY") under the Company's existing credit facility with WestPac Banking Corporation ("WESTPAC"); PROVIDED THAT such indebtedness does not exceed A$1.6 million (a description of the credit facility and the amount of the Company's indebtedness thereunder that will be outstanding as of the Closing is set forth on SCHEDULE 2.03 hereto).

                                     ARTICLE III
                            REPRESENTATIONS AND WARRANTIES
                               WITH RESPECT TO SELLERS

    As an inducement to Purchaser to enter into this Agreement, each Seller, severally and not jointly, hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:


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

    Section 3.01. ORGANIZATION, QUALIFICATION, ETC. OF SELLER. Seller is a duly organized and validly existing corporation under the Laws of the jurisdiction of its organization and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been, is currently and is currently anticipated to be conducted.

    Section 3.02. TITLE TO THE SHARES. Seller (a) has good and marketable title to, and record and beneficial ownership of, the Shares to be sold by Seller hereunder and (b) has full right, power and authority to sell, assign, transfer and deliver the Shares hereunder, free and clear of any Encumbrances.

    Section 3.03. AUTHORITY OF SELLER. Seller has all necessary corporate power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and each Additional Agreement to which it is a party or otherwise is bound and the performance by Seller of its obligations hereunder and thereunder and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and each Additional Agreement to which Seller is a party have been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by the other parties thereto) constitute or will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be subject to Bankruptcy or other similar laws now or hereafter in effect relating to creditors' rights generally.

    Section 3.04. NO CONFLICT. Assuming that all filings, notifications, consents, approvals, authorizations and other actions referred to in Section
3.05 have been made or obtained, the execution, delivery and performance by Seller of this Agreement and each Additional Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of any provision of Seller's Articles of Association or Memorandum of Association, (b) conflict with or violate any Law or Governmental Order applicable to Seller, which conflict or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Seller or on the Business, or
(c) conflict with, result in any breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or the assets or properties of Seller or the Business pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument, agreement or arrangement to which Seller is a party or by which any of such assets or properties is bound or affected, which conflict or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Seller or on the Business.

    Section 3.05.  CONSENTS AND APPROVALS.  Except as set forth on SCHEDULE
3.05 hereto, the execution, delivery and performance by Seller of this Agreement and each Additional Agreement
                                         -6-
to which it is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority or other Person.

    Section 3.06. LITIGATION. There are no claims or proceedings pending or, to the knowledge of Seller, threatened by or against Seller (or, to Seller's knowledge, any of its directors, officers, employees or agents) that, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Seller or could reasonably be expected to affect the legality, validity or enforceability of this Agreement or any Additional Agreement to which it is a party.

    Section 3.07. INDEBTEDNESS TO AFFILIATES. Except as set forth on SCHEDULE 3.07, (a) neither the Company nor any Subsidiary is liable or indebted, directly or indirectly, as a guarantor, surety or otherwise, to Seller or any of its Affiliates and (b) Seller is not liable or indebted, directly or indirectly, as a guarantor, surety or otherwise, to the Company, any Subsidiary or any of their respective Affiliates.

    Section 3.08. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Additional Agreement to which Seller is a party based upon arrangements made by or on behalf of Seller.

    Section 3.09. FULL DISCLOSURE. No representation or warranty of Seller contained in this Agreement or in any Additional Agreement to which Seller is a party, and no written statement contained in any certificate furnished or to be furnished to Seller pursuant to this Agreement or any Additional Agreement to which Seller is a party or in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                      ARTICLE IV
                            REPRESENTATIONS AND WARRANTIES
                             WITH RESPECT TO THE COMPANY

    As an inducement to Purchaser to enter into this Agreement, Access and Bevero, jointly and not severally, hereby represent and warrant to Purchaser, as of the date hereof and as of the Closing (PROVIDED, HOWEVER, that the representations and warranties contained in Sections 4.05 through 4.08, inclusive, 4.10 through 4.16, inclusive, and 4.18 are limited, with respect to Access, to Access's knowledge), as follows:

    Section 4.01. ORGANIZATION. The Company and each Subsidiary is a duly incorporated and validly existing corporation under the Laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to own, operate or lease the Assets now owned, operated or leased by it and to carry on its business as it has been, is currently and is currently anticipated to be conducted. The Company and each Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing does not have, or could not reasonably be expected to have, a Material Adverse Effect on the Company or such Subsidiary; PROVIDED that the foregoing representation and warranty is qualified, with respect to Access only, to Access's knowledge. Seller has heretofore delivered to Purchaser accurate and complete copies of (a) the Company's and each Subsidiary's Articles of Association and Memorandum of Association (or the equivalent), each as amended through the date hereof, and
(b) resolutions adopted prior to the date hereof of the members and of the Boards of Directors of the Company and each Subsidiary, all of which resolutions remain in full force and effect in the form delivered to Purchaser.

    Section 4.02. CAPITALIZATION; TITLE. The authorized capital stock of the Company consists only of 10,000,000 Ordinary Shares, of which 212 Ordinary Shares are issued and outstanding and owned beneficially and of record by Sellers; no other class or series of capital stock is authorized or outstanding. All of the issued and outstanding Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable. At the Closing, Purchaser will receive good, valid and marketable title to the Shares, free and clear of all Encumbrances. There are no statutory or contractual preemptive rights or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any nature whatsoever under which the Company or either Seller is or may become obligated to issue, assign or transfer any Ordinary Shares, or purchase or make payment in respect of any Ordinary Shares now or heretofore outstanding.

    Section 4.03. SUBSIDIARIES. SCHEDULE 4.03 hereto, sets forth an accurate and complete list of all Subsidiaries of the Company, whether active or dormant, the number of issued and outstanding shares of capital stock of each Subsidiary and the number of shares of capital stock of each Subsidiary owned beneficially and of record by the Company or another Subsidiary. All of the issued and outstanding shares of capital stock of each Subsidiary that are owned, directly or indirectly, by the Company or another Subsidiary are free and clear of all Encumbrances and are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any nature whatsoever under which the Company or any Subsidiary is or may become obligated to grant, assign or transfer any capital stock of any Subsidiary or purchase or make payment in respect of any capital stock of any Subsidiary now or heretofore outstanding. Other than the Subsidiaries, the Company has no ownership of or other investment interest, whether of record, beneficially or equitably, in any Person.

    Section 4.04. AUTHORITY. The Company has all necessary power and authority to execute and deliver this Agreement and all Additional Agreements to which it is a party and to perform its obligations hereunder and thereunder.
The execution and delivery by the Company of this Agreement and each Additional Agreements to which it is a party and the performance by the

Company of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of the Company. This Agreement and each Additional Agreement to which the Company is a party have been, or at Closing will be, duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other parties thereto) constitute or will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, except as such enforcement may be subject to Bankruptcy or other similar laws now or hereafter in effect relating to creditors' rights generally.

    Section 4.05. NO CONFLICT. Assuming that all filings, notifications, consents, approvals, authorizations and other actions referred to in Section
4.06 have been made or obtained, the execution, delivery and performance by the Company of this Agreement and each Additional Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of any provision of the Company's Articles of Association or Memorandum of Association,
(b) conflict with or violate any Law or Governmental Order applicable to the Company, any Subsidiary, the Business or the Assets, which conflict or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company or any Subsidiary or (c) conflict with, result in any breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Assets pursuant to any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument, agreement or arrangement to which the Company or any Subsidiary is a party or by which any of the Assets is bound or affected, which conflict or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company or any Subsidiary.

    Section 4.06.  CONSENTS AND APPROVALS.  Except as set forth on SCHEDULE
4.06 hereto, the execution, delivery and performance by the Company of this Agreement and each Additional Agreement to which it is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority or other Person.

    Section 4.07. LITIGATION. There are no actions, disputes or claims pending or, to Seller's knowledge, threatened by or against the Company or any Subsidiary (or, to the knowledge of Seller, any of the Company's or any Subsidiary's directors, officers, employees or agents), or affecting any of the Assets, that, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Company or any Subsidiary. None of the Company, the Business, any of the Assets or any Subsidiary is subject to any Law or Governmental Order (and, to the knowledge of Seller, there are no such Governmental Orders threatened to be imposed by any Governmental Authority) which has had or could reasonably be expected to have a Material Adverse Effect on the Company or the Subsidiary.

    Section 4.08. BOOKS AND RECORDS. The books of account and other financial records of the Company and each Subsidiary: (a) reflect all items of income and expense and all assets and liabilities required to be reflected therein, except to the extent that the omission to reflect such items, individually or in the aggregate, could not have a Material Adverse Effect on the Company or such Subsidiary, (b) are accurate and complete, not misleading and do not contain or reflect any inaccuracies or discrepancies, except inaccuracies or discrepancies that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary, and (c) have been maintained in accordance with good business and accounting practices.

    Section 4.09.  FINANCIAL INFORMATION.

         (a) All of (i) the audited consolidated balance sheet of the Company as of February 28, 1995 and the related audited profit and loss account and statement of cash flows for the fiscal year then ended, together with all notes and schedules thereto and accompanied by an unqualified report thereon by a firm of independent public accountants of international reputation (the "YEAR END FINANCIAL STATEMENTS") and (ii) the audited consolidated balance sheet of the Company at December 31, 1995 and the related audited profit and loss account and statement of cash flows for the period then ended, accompanied by an unqualified report thereon by a firm of independent public accountants of international reputation (the "INTERIM FINANCIAL STATEMENTS"), have been derived from the books of account and other financial records of the Company and each Subsidiary and prepared in accordance with applicable Accounting Standards, consistently applied throughout the periods involved (except as disclosed therein), and give a true and fair view of the state of affairs of the Company as at the dates therefor and the results of their operations for the periods then ended.

         (b) The annual operating budget of the Company for fiscal year 1996 set out in SCHEDULE 4.09(b) hereto (the "BUDGET") has been prepared in good faith, on the basis of honestly held views of management of the Company in light of past operations, using Accounting Standards consistent with those used in preparing the Year End and Interim Financial Statements, except that the Budget omits (i) certain footnote disclosures and financial statement presentation items required by applicable Accounting Standards and (ii) certain year end adjustments consisting only of normal recurring accruals usually included in the preparation of year end financial statements. The Budget is based on assumptions, which heretofore have been disclosed to Purchaser, that are reasonable in light of the Company's current business plan, the Company's current business prospects and current economic conditions. Bevero has no knowledge of any reason why the Company should not be able to achieve the performance levels set forth in the Budget. Access has no knowledge of any reason why the Company should not be able to achieve the summary performance levels as set forth in SCHEDULE 4.09(b). Purchaser acknowledges that some of the assumptions upon which the Budget has been based may not materialize. The representations and warranties contained in this Section 4.09(b) are qualified, with respect to Access only, to Access's knowledge.

         (c)  Except as set forth on SCHEDULE 4.09(c) hereto, since February
28, 1995 the Company has not paid or declared any dividend or distribution on or with respect to its outstanding Ordinary Shares.

    Section 4.10. ABSENCE OF UNDISCLOSED LIABILITIES. Neither the Company nor any Subsidiary has any obligation or liability (whether accrued, absolute, contingent or otherwise, whether currently known or not known and whether due or to become due), including without limitation for Taxes, long-term leases or commitments relating to employee benefits, accruing or arising out of transactions entered into at or prior to the Closing other than: (a) liabilities fully provided for in the balance sheet included in the Interim Financial Statements (whether or not required to be so fully provided for as of the date thereof), (b) liabilities or obligations arising after the date of the Interim Financial Statements in the ordinary course of business (none of which exceeds A$50,000 individually or results from breach of contract, warranty, tort, infringement, claim or lawsuit) or (c) any such liability or obligation that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company or any Subsidiary.

    Section 4.11. RECEIVABLES. Except to the extent, if any, provided for on the balance sheet included in the Interim Financial Statements, all Receivables reflected on the balance sheet included in the Interim Financial Statements arose from, and the Receivables existing as of the Closing Date will have arisen from, the sale of services provided by the Company in the ordinary course of its business consistent with past practice, such Receivables to be separately classified for Persons not Affiliated and those Persons Affiliated with the Company, and, except as fully provided for in the balance sheet included in the Interim Financial Statements (whether or not required to be so fully provided for as of the date thereof) or as set forth on SCHEDULE 4.11 hereto, constitute or will constitute, as the case may be, only valid, undisputed claims of the Company or any Subsidiary not subject to valid claims of set-off, off-set or other defenses or counterclaims. The Interim Financial Statements make full provision for all doubtful debts and all bad debts have been written off, except for doubtful debts and bad debts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

    Section 4.12. REAL PROPERTY. There is no violation of any Law (including, without limitation, any building, planning, zoning or environmental law) relating to any of the real property owned, leased or otherwise used by the Company or any Subsidiary and the Company and each Subsidiary is in peaceful and undisturbed possession of each such parcel of real property, except to the extent failure to be in such possession could not reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. There are no contractual or legal restrictions that preclude or restrict in any material manner the ability to use such premises in the manner in which they are currently being used. None of the Subsidiaries or the Company is leasing or subleasing any parcel or any portion of any parcel of real property to any other Person or has assigned its interest under any lease or sublease for any leased real property to any Person.

    Section 4.13. ASSETS. The Company and each Subsidiary owns, leases or has the legal right to use all of the Assets (and, with respect to contract rights, is a party to and enjoys the benefits of all material contracts and agreements, subject to the terms thereof and, with respect to Intellectual Property, subject to the terms on which the Company and/or such Subsidiary owns or uses the Intellectual Property) that are material to, used or intended to be used by the Company or such Subsidiary in, required in or relating to, the conduct of its business, free and clear of all Encumbrances. All of the Company's and each Subsidiary's buildings, equipment and other tangible assets are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for use in the ordinary course of business.

    Section 4.14. ACQUIRED ASSETS. Each Asset (including, without limitation, the benefit of any licenses, leases or other agreements or arrangements) acquired from any Affiliate of the Company or of any Subsidiary since the date of the Interim Financial Statements has been acquired for consideration and on terms no less favorable to the Company than otherwise would have been available in a comparable arms' length transaction on the date of such acquisition.

    Section 4.15. CONDUCT OF BUSINESS IN THE ORDINARY COURSE. Since the date of the Interim Financial Statements, the Company and each Subsidiary has conducted business only in the ordinary course and consistent with past practice.

    Section 4.16. COMPLIANCE WITH LAWS. The Company and each Subsidiary has conducted and continues to conduct its business in accordance with all applicable Laws and Governmental Orders and the Company and each Subsidiary is in compliance with all such Laws or Governmental Orders, except to the extent that the failure to so conduct its business or comply therewith could not reasonably be expected, in the aggregate, to have a Material Adverse Effect on the Company or such Subsidiary.

    Section 4.17.  MATERIAL CONTRACTS.

         (a) Seller has, or has caused to be, made available to Purchaser for review and duplication, accurate and complete copies (or in the case of oral contracts, summaries thereof), together with all amendments, waivers or changes thereto, of all of the following contracts and agreements to which the Company or any Subsidiary is a party (such material contracts and agreements, which are listed on SCHEDULE 4.17(a) hereto under the appropriate subsection reference, collectively the "MATERIAL CONTRACTS"):

         (i) each contract or agreement for the purchase of inventory or personal property by, or for the furnishing of services to, the Company or any Subsidiary, or otherwise related to the Business or the Assets under the terms of which the Company or any Subsidiary (A) is reasonably anticipated to pay or otherwise give consideration of more than A$50,000 in the aggregate in any 12-month period or (B) cannot cancel without penalty or further payment or without more than 30 days' prior notice;

         (ii) each contract or agreement for the sale of inventory or other personal property or for the furnishing of services by the Company or any Subsidiary which: (A) is reasonably anticipated to involve consideration of more than A$50,000 in the aggregate during the fiscal year ending February 29, 1996 or in any fiscal year thereafter, (B) is reasonably anticipated to involve consideration of more than A$50,000 in the aggregate in any 12-month period, or (C) cannot be cancelled by the Company or any Subsidiary without penalty or further payment or without more than 30 days' prior notice;

         (iii) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements;

         (iv) all management contracts, agreements or similar arrangements with independent contractors, consultants or other Persons (including Affiliates) that involve exclusive rights or require payments in excess of A$50,000 in the aggregate in any 12-month period and which are not cancelable without penalty or further payment or on 30 days' or less prior notice;

         (v) all warranty agreements with respect to services rendered or products sold or leased by the Company or any Subsidiary, other than warranties created by operation of Law;

         (vi)      all joint venture or partnership agreements;

         (vii) all contracts or agreements relating to indebtedness of the Company or any Subsidiary in excess of A$50,000 individually or in the aggregate;

         (viii) all contracts or agreements with any Governmental Authority to which the Company or any Subsidiary is a party;

         (ix) all contracts and agreements that limit or purport to limit the ability of the Company or any Subsidiary to compete (A) in any line of business, (B) with any Person, (C) in any geographic area or (D) during any period of time;

         (x) all contracts, agreements or arrangements (whether written, oral or otherwise) between or among the Company or any Subsidiary, on the one hand, and any Subsidiary, the Company, any director, officer, employee or any Affiliate of any of the foregoing, on the other hand;

         (xi) all leases and subleases for tangible personal property having a value individually in excess of A$50,000 (for purposes of this Agreement, the term

    "LEASE" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements);

         (xii) all contracts and agreements relating to Intellectual Property that the Company or any Subsidiary owns or has rights to use;

         (xiii) all contracts, leases, subleases or other agreements relating to the management, ownership or operation of real property owned, leased or used by the Company or any Subsidiary; and

         (xiv) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company, any Subsidiary or the conduct of the Business.

         (b) Each Material Contract (i) is valid and binding on the Company or the Subsidiary that is a party thereto and, to the knowledge of Seller, on the other parties thereto and is in full force and effect in the form provided to Purchaser and (ii) assuming that all consents, approvals and authorizations set forth on SCHEDULE 4.06 have been obtained, will not be subject to termination or cancellation by the other parties thereto solely as a result of the consummation of the transactions contemplated hereby. The Company or the Subsidiary that is a party thereto has performed all material obligations required to be performed by it and is not in breach of or default under, nor in receipt of any claim of breach of or default under, any Material Contract, which breach or default could reasonably be expected to have a Material Adverse Effect on the Company or such Subsidiary. Seller has no knowledge of any breach or default, or any anticipated breach or default, of any Material Contract by any other party thereto.

         (c) There is no contract, agreement or other arrangement granting any person any preferential right to purchase, other than in the ordinary course of Business consistent with past practice, any of the Assets or any services of the Company or any Subsidiary.

         (d) Neither the Company nor any Subsidiary is a party to or otherwise is bound by any contract, agreement or arrangement (whether oral, written, arising by course of dealings or otherwise) with any director, officer, employee (or any Affiliate of any of the foregoing) or Affiliate of the Company or any Subsidiary, other than any Material Contract.

         (e) The Material Contracts listed on SCHEDULE 4.17(e) hereto constitute the only contracts, agreements or arrangements to which the Company or any Subsidiary is a party or otherwise is bound that either (i) expressly requires (or could require in the future) performance of services by John Kendall, or such other Person as may be selected or approved by John Kendall, or
(ii) is terminable by the other Person(s) party thereto in the event John Kendall ceases to be a director, involved in the management or otherwise involved in the operations, of the Company.

         (f) The oral Material Contracts summarized on SCHEDULE 4.17(a) hereto constitute the only oral contracts, agreements or arrangements relating to the Business or to which the Company or any Subsidiary is a party, is bound or otherwise is performing services.

         (g) There is not now outstanding any guarantee or agreement for indemnity or for suretyship either given by or for the benefit of the Company or any Subsidiary.

         (h) The representations and warranties contained in this Section 4.17 with respect to Material Contracts, other than those Material Contracts to which the Royal Automobile Club of Victoria (RACV) Limited ("RACV"), or any of RACV's Affiliates is a party or otherwise is bound, are qualified, with respect to Access only, to Access's knowledge.

    Section 4.18.  INTELLECTUAL PROPERTY.

         (a) SCHEDULE 4.18(a) hereto constitutes an accurate and complete list and/or summary description of all Intellectual Property that the Company or any Subsidiary owns or uses that is necessary for the ongoing delivery of any service or services provided by the Company or any Subsidiary, the revenue from which equalled more than five-percent (5%) of the aggregate revenue of the Company or such Subsidiary for fiscal year 1995 or is reasonably expected to equal more than five-percent (5%) of the aggregate revenue of the Company or such Subsidiary for fiscal year 1996 (the "SIGNIFICANT SERVICES"); other than any such non-proprietary Intellectual Property available for purchase or for non-exclusive license by members of the general public. The Company or such Subsidiary has full ownership of, or the right to use all Intellectual Property listed on SCHEDULE 4.18(a) in the manner in which it is currently used, and neither Seller nor the Company or such Subsidiary has any knowledge that the conduct of the Business as now operated conflicts with or infringes, or has been alleged to infringe, any rights or franchises of any Person in any manner. Except as described on SCHEDULE 4.18(a), no current or former consultant, employee or Affiliate of the Company, any Subsidiary or Seller, or any of their respective shareholders, members, partners, officers or directors has any right, title or interest in any of the Intellectual Property set forth thereon. The Company heretofore has delivered to Purchaser accurate and complete copies of all material correspondence, memoranda and other written advice from the Company's patent counsel or from any Governmental Authority describing or discussing the Intellectual Property that the Company or any Subsidiary owns or has rights to use or the availability of patent protection for the Company's or any Subsidiary's products, services and/or business.

         (b) Except for those Material Contracts listed on SCHEDULE 4.18(b) hereto, there are no licenses, contracts or other agreements pursuant to which the Company or any Subsidiary has agreed to grant or has granted rights with respect to the Intellectual Property that the Company or any Subsidiary owns or has rights to use, or pursuant to which the Company or any Subsidiary enjoys rights in any Intellectual Property owned by any other Person. To Seller's knowledge, none of the Intellectual Property that the Company or any Subsidiary owns or has rights to use is being infringed by any Person.

         (c) To Seller's knowledge, SCHEDULE 4.18(a) describes all of the Intellectual Property required to enable the Company and each Subsidiary to lawfully perform its respective Significant Services as currently, and as currently anticipated to be, conducted.

         (d) The "Technology," as defined in, and that the Company, the Subsidiaries and their respective Affiliates are prohibited from using for a specified period of time pursuant to, those certain termination agreements listed on SCHEDULE 4.18(d) hereto (collectively, the "TERMINATION AGREEMENTS")
(i) does not constitute or contain any Intellectual Property that is owned or used by the Company or any Subsidiary and (ii) is not otherwise necessary for the Company or any Subsidiary to lawfully carry on the Business as currently, or as currently anticipated to be, conducted.

    Section 4.19.  TAXES.

         (a) Except as set forth on SCHEDULE 4.19(a) hereto, (i) all returns and reports in respect of all Taxes that are required to be filed with respect to the Company, the Subsidiaries or the Business have been timely filed;
(ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid and neither the Company nor any Subsidiary is obligated to pay any penalty or interest in connection therewith; (iii) all such returns and reports are true, accurate and complete; (iv) no adjustment relating to such returns or reports has been proposed by any taxing authority and, to the knowledge of Seller, no basis exists for any such adjustment; (v) there are no pending or, to the knowledge of Seller, threatened actions or proceedings for the assessment or collection of Taxes against the Company or any Subsidiary;
(vi) there are no Encumbrances relating to Taxes on any of the Assets;
(vii) neither the Company nor any Subsidiary has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; and (viii) all Taxes required to be withheld, collected or deposited by or with respect to the Company, any Subsidiary or the Business (including without limitation with respect to payments made for interest, royalties, remuneration payable to employees or independent contractors and payments made to non-residents of Australia) have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority.

         (b) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company or any Subsidiary may be subject. No power of attorney has been granted and is currently in force with respect to any matter relating to Taxes that could affect the Company or any Subsidiary.

         (c) Neither the Company nor any Subsidiary (i) has lodged a private ruling request, (ii) is or has been the subject of any Tax audit or is a party to any action or proceeding for the assessment or collection of any Tax and, to Seller's knowledge, no basis exists that may give rise to any such audit, action or proceeding or (iii) is the subject of any dispute or disagreement with any Governmental Authority relating to any Tax and, to Seller's knowledge, no basis exists that may give rise to any such dispute or disagreement.

         (d) The Company has delivered to Purchaser accurate and complete copies of all federal, state and foreign income, franchise and similar tax returns filed by the Company or any Subsidiary since December 1993, all of which are listed on SCHEDULE 4.19(d) hereto, and accurate and complete summaries of all examinations, reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since December 1993.

         (e) On the balance sheet included in the Interim Financial Statements, adequate reserves and allowances have been provided to satisfy all liabilities for Taxes relating to the Company or any Subsidiary for periods through the date thereof. Since the date of the balance sheet included in the Interim Financial Statements, neither the Company nor any Subsidiary has incurred any additional liability for Taxes other than as a result of trading activities in the ordinary course of its business.

         (f) The Company is not a "controlled foreign corporation" as defined in Section 957(a) of the United States Internal Revenue Code of 1986, as amended (the "CODE").

         (g) The Company and each Subsidiary has complied with the provisions of part IIIAA of the Income Tax Assessment Act 1936 (Cth) and, in accordance with such Act, has maintained sufficient records of franking debits and franking credits.

         (h) Other than New Zealand and the United Kingdom, the Company does not have any "permanent establishment" (as that term is defined in any relevant double taxation agreement in effect as of the date hereof) outside Australia.

         (i) All documents to which the Company or any Subsidiary is a party or in the enforcement of which the Company or any Subsidiary may be interested have been duly and sufficiently stamped in accordance with applicable stamp duty Laws. All stamp duty payable upon any transfer of any issued Ordinary Shares of the Company (other than as contemplated in this Agreement) has been duly paid. Any relief from stamp duty obtained by the Company or any Subsidiary has been properly obtained and no event has occurred as a result of which any such stamp duty from which the Company or any Subsidiary has obtained relief has become payable.

    Section 4.20.  INVESTMENT REPRESENTATIONS.

         (a) Seller hereby represents that it is acquiring the Common Stock to be issued to it hereunder for its own account and not for the account or benefit of any U.S. Person (as defined in APPENDIX A hereto), for investment and not with a view to the resale or distribution thereof in the United States, and Seller will be the sole party in interest of such Common Stock.

         (b) Seller represents that it or its Purchaser Representative (as such term is defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT")) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks associated with ownership of Common Stock and protecting its interests in connection with the transactions contemplated in this Agreement. Seller is able to bear the substantial economic risks associated with ownership of Common Stock, including the risk of losing its entire investment, and can afford to hold the Common Stock to be acquired by it hereunder for an indefinite period of time.

         (c) Seller acknowledges receipt of Purchaser's audited balance sheet as of December 31, 1994 and the related audited profit and loss statement and statement of cash flows for the fiscal year then ended and Purchaser's unaudited balance sheet as of September 30, 1995 and related unaudited profit and loss statement and statement of cash flows for the fiscal quarter then ended. Seller represents that it and/or its Purchaser Representative (i) has reviewed such reports and statements and (ii) has been afforded the opportunity to ask questions and receive answers from personnel of Purchaser or of others acting on its behalf concerning Purchaser and the Purchaser Stock and to obtain any additional information that Purchaser possesses or can acquire without unreasonable effort or expense that is necessary to verify any of the information contained in any such reports and statements.

         (d) Seller understands that (i) the Common Stock to be issued hereunder has not been registered under the Securities Act or any applicable securities laws and will be issued under Regulation S promulgated under the Securities Act ("REGULATION S") in reliance upon the representations and warranties of Sellers contained herein, (ii) the Common Stock to be issued hereunder may not be sold, transferred or otherwise disposed of (A) other than in accordance with Regulation S, (B) unless subsequently registered under the Securities Act and applicable securities laws or unless an exemption from such registration is available, and (C) except pursuant to the terms and conditions of the Stock Transfer Agreement and (iii) each certificate representing the Common Stock to be acquired by him hereunder will be imprinted with a legend in substantially the following form:

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE LAWS OF ANY JURISDICTION. NO SALE, OFFER TO SELL, ASSIGNMENT, PLEDGE, HYPOTHECATION, GIFT, TRANSFER OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO SUCH SHARES IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT IS AVAILABLE WITH RESPECT TO SAID TRANSFER AND THE REQUIREMENTS OF APPLICABLE STATE LAWS ARE SATISFIED.

    THE SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, GIFT, TRANSFER OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS PURSUANT TO A STOCK TRANSFER AND REGISTRATION RIGHTS AGREEMENT BY AND AMONG THE CERTIFICATE HOLDER, TELETECH HOLDINGS, INC. AND CERTAIN OTHER STOCKHOLDERS OF TELETECH HOLDINGS, INC., COPIES OF WHICH MAY BE OBTAINED FROM THE CORPORATION UPON REQUEST.

         (e) Seller is not a U.S. Person (as defined in APPENDIX A hereto). Seller represents that the offer to acquire the Purchaser Stock to be acquired by Seller was not communicated to Seller while Seller was in the United States and that this Agreement was executed by Seller outside the United States.

    Section 4.21. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Additional Agreement based upon arrangements made by or on behalf of the Company.

    Section 4.22. FULL DISCLOSURE. No representation or warranty with respect to the Company or any Subsidiary contained in this Agreement and no written statement contained in any certificate furnished to Purchaser pursuant to this Agreement or any Additional Agreement, or in connection with the transactions contemplated herein or therein, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.


                                      ARTICLE V
                            REPRESENTATIONS AND WARRANTIES
                                     OF PURCHASER

    As an inducement to Sellers to enter into this Agreement, Purchaser hereby represents and warrants, as of the date hereof and as of the Closing, to Sellers as follows:

    Section 5.01. ORGANIZATION, QUALIFICATION, ETC. OF PURCHASER. Purchaser is a duly incorporated and validly existing corporation under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been, is currently and is currently anticipated to be conducted.

    Section 5.02. CAPITALIZATION; TITLE. As of the Closing, the authorized capital of Purchaser will consist only of (a) 50,000,000 shares of Common Stock, of which 8,140,000 shares are issued and outstanding and 2,860,000 shares are reserved for issuance upon conversion of convertible preferred stock or stock options of Purchaser,
(b) 1,860,000 shares of convertible preferred stock, par value U.S.$6.45 per share ("PREFERRED STOCK"), all of which are issued and outstanding and, as of the date hereof, are convertible into 1,860,000 shares of Common Stock. All of the issued and outstanding shares of Common Stock and Preferred Stock are duly authorized, validly issued, fully paid and nonassessable. The Common Stock to be issued to the Sellers hereunder (the "PURCHASER STOCK"), when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid, and nonassessable. At the Closing, Sellers will receive good title to the Purchaser Stock, free and clear of all Encumbrances, other than as created by the Stock Transfer Agreement. Except as set forth on
SCHEDULE 5.02 hereto, there are no statutory or contractual preemptive rights or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any nature whatsoever under which Purchaser is or may become obligated to issue, assign or transfer any Common Stock, or purchase or make payment in respect of any shares of Common Stock now or heretofore outstanding.

    Section 5.03. AUTHORITY OF PURCHASER. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and each Additional Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and each Additional Agreement to which it is a party and the performance by Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement and each Additional Agreement to which Purchaser is a party have been duly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by the other parties thereto) constitute or will constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be subject to Bankruptcy or other similar laws now or hereafter in effect relating to creditors' rights generally.

    Section 5.04. NO CONFLICT. Assuming that all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 5.05, have been made or obtained, the execution, delivery and performance by Purchaser of this Agreement and each Additional Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in the breach of any provision of Purchaser's Certificate of Incorporation or By-laws, (b) conflict with or violate any Law or Governmental Order applicable to Purchaser, which violation or conflict, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Purchaser, or (c) conflict with, or result in any breach of, constitute a default (or any event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument, agreement or arrangement to which Purchaser is a party or by which any of such assets or properties are bound or affected which could reasonably be expected to have a Material Adverse Effect on Purchaser.

    Section 5.05.  CONSENTS AND APPROVALS.  Except as set forth on SCHEDULE
5.05 hereto, the execution, delivery and performance by Purchaser of this Agreement and each Additional Agreement to which Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority or other Person.

    Section 5.06. LITIGATION. No claims or proceedings are pending or, to the knowledge of Purchaser, threatened by or against Purchaser (or, to Purchaser's knowledge, any of its directors, officers, employees or agents) that, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Purchaser or could reasonably be expected to affect the legality, validity or enforceability of this Agreement or any Additional Agreement to which it is a party.

    Section 5.07. FINANCIAL INFORMATION. The unaudited consolidated balance sheet of Purchaser as of September 30, 1995 and the related unaudited profit and loss account and statement of cash flows for the fiscal quarter then ended (the "PURCHASER FINANCIAL STATEMENTS") have been derived from the books of account and other financial records of Purchaser and have been prepared in accordance with United States generally accepted accounting principles, consistently applied throughout the period involved (except that the Purchaser Financial Statements do not contain footnotes), subject to year-end adjustments consisting only of normal, recurring accruals, and give a true and fair view of the state of affairs of Purchaser as at such date and the results of its operations for the period then ended.

    Section 5.08. CONDUCT OF BUSINESS IN THE ORDINARY COURSE. Since the date of the Purchaser Financial Statements, Purchaser has conducted business only in the ordinary course and consistent with past practice.

    Section 5.09. MATERIAL CONTRACTS. Purchaser has, or has caused to be, made available to Sellers for review and duplication, accurate and complete copies (or, in the case of oral contracts, summaries thereof) of all of the following contracts and agreements, together with all amendments, waivers or changes thereto, to which Purchaser or any wholly-owned subsidiary of Purchaser (each, a "PURCHASER SUBSIDIARY") is a party (such material contracts and agreements, which are listed on SCHEDULE 5.09 hereto under the appropriate subsection reference, collectively the "PURCHASER CONTRACTS"):

         (a) each contract or agreement for the furnishing of services by Purchaser or any Purchaser Subsidiary, under the terms of which Purchaser or such Purchaser Subsidiary is reasonably anticipated to receive fees or other consideration in excess of U.S.$500,000 in the aggregate in any 12-month period;

         (b) all management contracts, agreements or similar arrangements between Purchaser or any Purchaser Subsidiary and any independent contractor, consultant or other Person (including an Affiliate), under the terms of which Purchaser or such Purchaser Subsidiary is reasonably anticipated to pay fees or give other consideration in excess of U.S.$250,000 in the aggregate in any 12-month period;

         (c) all contracts and agreements that limit or purport to limit the ability of Purchaser or any Purchaser Subsidiary to compete (i) in any line of business, (ii) with any Person, (iii) in any geographic area, or (iv) during any period of time; and

         (d) all contracts, agreements or arrangements (whether written, oral or otherwise) between or among Purchaser or any Purchaser Subsidiary, on the one hand, and any Purchaser Subsidiary, Purchaser, any director, officer, employee or any Affiliate of any of the foregoing, on the other hand.

    Section 5.10.  INTELLECTUAL PROPERTY.

         (a) SCHEDULE 5.10(a) hereto constitutes an accurate and complete list and/or summary description of all (i) trademarks, service marks and trade names, whether or not registered or registrable, that are necessary to the ongoing delivery of Primary Services (as defined herein) and (ii) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto that are necessary to the ongoing delivery of Primary Services; other than any such non-proprietary intellectual property available for purchase or for non-exclusive license by members of the general public (collectively, "PURCHASER INTELLECTUAL PROPERTY"). For purposes of this Section 5.10, "PRIMARY SERVICES" means those services provided by Purchaser or any Purchaser Subsidiary, the revenues from which equalled more than five-percent (5%) of the consolidated revenues of Purchaser and the Purchaser Subsidiaries for fiscal year 1995, or are reasonably expected to equal more than five-percent (5%) of the consolidated revenues of Purchaser and the Purchaser Subsidiaries for fiscal year 1996. Purchaser or such Purchaser Subsidiary has full ownership of, or the right to use, all material Purchaser Intellectual Property in the manner in which it is currently used and neither Purchaser nor such Purchaser Subsidiary has any knowledge that the conduct of Purchaser's business as now operated conflicts with or infringes, or has been alleged to infringe, any rights or franchises of any Person in any manner. Except as set forth on SCHEDULE 5.10(a), no current or former consultant, employee or Affiliate of Purchaser, any Purchaser Subsidiary or any of their respective shareholders, members, partners, officers or directors has any right, title or interest in any of the Purchaser Intellectual Property. Purchaser heretofore has delivered to Sellers accurate and complete copies of all material correspondence, memoranda and other written advice from Purchaser's patent counsel or from any Governmental Authority describing or discussing the Purchaser Intellectual Property or the availability of patent protection for Purchaser's or any Purchaser Subsidiary's products, services and/or business.

         (b) Except as indicated on SCHEDULE 5.10(a) hereto, there are no licenses, contracts or other agreements pursuant to which Purchaser or any Purchaser Subsidiary has agreed to grant or has granted rights with respect to the Purchaser Intellectual Property or pursuant to which Purchaser or any Purchaser Subsidiary enjoys rights in any Intellectual Property owned by any other Person. To Purchaser's knowledge, none of the Purchaser Intellectual Property is being infringed by any Person.

    Section 5.11. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Additional Agreement to which Purchaser is a party based upon arrangements made by or on behalf of Purchaser.

    Section 5.12. FULL DISCLOSURE. No representation or warranty of Purchaser contained in this Agreement or any Additional Agreement to which Purchaser is a party and no written statement contained in any certificate furnished or to be furnished to Seller or the Company pursuant to this Agreement or any Additional Agreement to which Purchaser is a party, or in connection with the transactions contemplated herein or therein, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact, necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.


                                      ARTICLE VI
                   CONCURRENT TRANSACTIONS; DELIVERIES; CONDITIONS

    Section 6.01.  CONCURRENT TRANSACTIONS.

         (a) Each party hereto acknowledges that each of the other parties hereto has relied upon the accuracy, validity and effectiveness of its representations, warranties, covenants and agreements in deciding to enter into this Agreement and that the following Concurrent Transactions will occur concurrently with the Closing:

         (i) Purchaser and each Seller will execute the Stock Transfer
    Agreement;

         (ii) the Company will assign to Access 24 Limited, on terms satisfactory to Purchaser, that certain Agreement for the Provision of Information Services dated July 24, 1995; PROVIDED that neither the Company nor any Subsidiary suffers significant adverse tax consequences, including without limitation any loss of tax deductions, as a result of such assignment;

         (iii) Purchaser, the Company and RACV Insurance Limited, an Affiliate of Access, will execute a strategic protection agreement, in the form of EXHIBIT B hereto (the "STRATEGIC PROTECTION AGREEMENT"); and

         (iv) RACV and Bevero will execute an agreement, in the form of EXHIBIT C hereto, pursuant to which Bevero will transfer its ownership interest in Auto 24 Pty Ltd., an Australian corporation jointly owned by Bevero and RACV, to RACV (or its designee) and, in connection therewith, (A) all outstanding indebtedness of Auto 24 Pty Ltd. to the Company, as set forth on SCHEDULE 3.07, will be repaid in full and (B) certain of the employees of Auto 24 Pty Ltd. (determined by Purchaser in its discretion) will be transferred to the Company and RACV will pay or will deliver funds to the Company to pay all employee entitlement liability, including without limitation, liability for long service leave and annual leave, resulting from such transfer .

         (b) The parties hereto agree that all of the documents to be executed and delivered pursuant to this Section 6.01 shall be deemed to be executed and delivered concurrently with this Agreement and none of such documents shall become effective until all such documents have been fully executed and delivered.

    Section 6.02.  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION TO CLOSE.
The obligations of Purchaser to consummate the transactions contemplated hereby are subject to the satisfaction or, in Purchaser's sole discretion, waiver on or before the Closing of each of the following conditions:

         (a) DELIVERIES BY SELLERS. On or prior to the Closing, each Seller shall execute or cause to be executed (where necessary) and deliver or cause to be delivered to Purchaser the following documents, certificates and agreements:

         (i) certificates representing all of the Shares owned by Seller, together with stock transfer forms duly executed to effect transfer of such Shares to Purchaser on the books and records of the Company;

         (ii) a certificate executed by a duly authorized officer, or other Person with valid power of attorney to act on behalf, of Seller certifying that the representations and warranties made herein by such Seller are accurate and complete in all material respects as of the Closing, except for any representations or warranties that relate solely to an earlier date (in which case such representations and warranties were accurate and complete as of such earlier date);

         (iii) fully executed copies of all consents, approvals, authorizations and other instruments listed on SCHEDULES 3.05 and 4.06 (including written consents and/or waivers from RACV with respect to any Material Contract to which it is a party (as the same may be extended or otherwise amended by the parties thereto immediately prior to or simultaneously with the Closing) agreeing not to exercise any right it may have to terminate such Material Contract solely as a result of the transactions contemplated hereby);

         (iv) such agreements, contracts, instruments and/or other documents, in form and substance satisfactory to Purchaser, necessary and sufficient to (A) terminate all agreements pursuant to which the Company uses software owned and/or leased by Dataview Solutions and (B) transfer and assign to the Company title to, or to grant to the Company a perpetual, royalty-free, exclusive license to use and reproduce, anywhere in the world, the computer software, including without limitation, any source code, operating systems, system specifications and other trade secrets related thereto owned or licensed by Dataview Solutions that currently are used by the Company, any Subsidiary or in connection with the Business;

         (v) with respect to each of the agreements listed on SCHEDULE 6.02(a)(v) hereto, a fully executed novation deed, assignment and/or other documents and instruments necessary to substitute the Company for any predecessor or Affiliate of the Company that currently is a party thereto, executed by the Persons party to each such agreement;

         (vi) with respect to those certain agreements listed on SCHEDULE 4.18(d), nomination deeds or other documents, instruments or deeds (A) necessary and sufficient to irrevocably assign to the Company (or its designee) the fees to be paid thereunder to Bevero by World Travel Protection Canada Inc., U.S.A. Multiservices, Inc. and/or Multiservices Canada Inc. and (B) pursuant to which Bevero, John Kendall and Louis Carroll agree not to take, or cause or allow to be taken, any action that would cause or trigger termination of payment of the Termination Fee thereunder;

         (vii) (A) a license agreement in form and substance satisfactory to Purchaser pursuant to which Medical Benefits Funds Australia Limited ("MBF") grants to the Company and its Affiliates a license to use the "fact sheets" developed by the Company in connection with its agreement with MBF or (B) an amendment to the Company's existing agreement with MBF, which allows the Company to use such fact sheets outside Australia;

         (viii) to the extent not provided for in any Additional Agreement to which the Company is a party, such agreements, contracts, instruments and/or other documents necessary and sufficient to transfer and assign to the Company title to, or to grant to the Company a perpetual, royalty-free, exclusive license to use and reproduce, anywhere in the world, the computer software, including, without limitation, any source code, operating systems, system specifications and other trade secrets related thereto, owned or licensed by Auto 24 Pty Ltd. that currently are used by the Company, any Subsidiary or in connection with the Business;

         (ix) fully executed amendments, waivers and/or letters of comfort with respect to each of the Material Contracts listed on SCHEDULE 6.02(a)(ix) hereto, satisfactory in form and substance to Purchaser, clarifying ambiguous terms and conditions thereof;

         (x) an accurate and complete copy, certified by the Secretary of Seller, of the resolutions duly and validly adopted by the board of directors of Seller evidencing its authorization of the execution and delivery of this Agreement and the Additional Agreements to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby;

         (xi) evidence that every independent contractor of the Company or any Subsidiary who does not earn more than 90% of his or her total annual income from the Company or such Subsidiary (each, an "INDEPENDENT CONTRACTOR") is covered by professional liability insurance, in an amount satisfactory to Purchaser, with respect to such Independent Contractor's performance of services on behalf of the Company or such Subsidiary;

         (xii) certificates of the Secretaries of Seller and the Company certifying the names and signatures of the officers, directors or other Persons with valid power of attorney to act on behalf, of Seller and the Company, respectively, authorized to sign this Agreement, the Additional Agreements to which it is a party and the other documents to be delivered hereunder and thereunder on behalf of Seller or the Company, respectively;

         (xiii) resignations, effective as of the Closing Date, of those directors and officers of the Company and/or the Subsidiaries set forth on
    SCHEDULE 6.02(a)(xiii) hereto;

         (xiv) employment agreements or, at Purchaser's option, confidentiality and non-competition agreements, executed by the Company and each of the key employees and officers of the Company whose names are listed on SCHEDULE 6.02(a)(xiv) hereto;

         (xv) (A) an estoppel certificate from Westpac, in form and substance satisfactory to Purchaser, with respect to all agreements, documents and/or instruments governing the Retained Liability, confirming (among other things) that the indebtedness outstanding thereunder does not exceed A$1.6 million and (B) the written agreement of Westpac to (1) waive any and all rights it may have to accelerate repayment of the Retained Liability as a result of the transactions contemplated hereby and (2) continue the Retained Liability on the terms in effect as of the date hereof or on terms satisfactory to Purchaser, in its sole discretion;

         (xvi) an opinion of Seller's counsel, in substantially the form of EXHIBIT D hereto;

         (xvii) a copy of each Additional Agreement to which Seller or the Company is a party, executed by Seller or the Company, respectively; and

         (xviii) the Interim Financial Statements.

         (b) NO ADVERSE CHANGE. No circumstance, event or change shall have occurred that has or could reasonably be expected to have a Material Adverse Effect on the Company.

         (c)  WRITTEN CONTRACTS.   All of the Material Contracts described in
Section 4.17(f) shall have been reduced to writing, in form and substance reasonably satisfactory to Purchaser, and executed by the parties thereto.

         (d)  TRANSFER OF INTELLECTUAL PROPERTY.   Access 24 Pty Ltd. shall
have transferred, conveyed or assigned to the Company (or its designee), free and clear of all Encumbrances, all of Access 24 Pty Ltd.'s right, title and interest in and to any and all Intellectual Property, whether registered, subject to pending applications for registration or otherwise, that Access 24 Pty Ltd. owns, licenses or has rights to use.

         (e) SALE OF FORMER SUBSIDIARY. The Company shall have consummated the sale, effective on or before December 31, 1995, of all of its right, title and interest in and to Support 24 Pty Ltd. (f/k/a Software Sanctuary Pty Limited), an Australian company ("SUPPORT 24"), and Sellers shall have provided evidence of the discharge and release of any and all guarantees or agreements for indemnity, suretyship or accommodation given by the Company or any Subsidiary to any Person with respect to Support 24.

         (f) CONDUCT OF BUSINESS. From November 15, 1995 until the Closing, the Company shall not have taken, and shall not have entered into any arrangement or agreement to take, any action to: (i) declare, pay or make any dividend or any other distribution of any kind (including without limitation distributions of cash, stock or assets of the Company), on or with respect to any of Ordinary Shares or any other capital stock of the Company or any Subsidiary, or any obligations convertible or exchangeable into Ordinary Shares or any other capital stock of the Company or any Subsidiary, (ii) except as otherwise may be expressly permitted hereunder, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person (other than indebtedness in respect of current accounts payable or accrued expenses incurred in the ordinary course of the Business), or (iii) increase in any manner the compensation or fringe benefits of any of employee, officer or director of the Company or any Subsidiary, including without limitation through the granting or acceleration of vesting of stock options or employee benefits; PROVIDED, HOWEVER, that the Company or any Subsidiary may have undertaken routine annual performance and salary reviews of non-officer employees and, in connection therewith, may have increased the compensation of such employees by an amount not in excess of 5% over such employees' prior level of compensation.

         (g) NO PROCEEDING OR LITIGATION. No action, proceeding or litigation shall have been commenced or threatened by any Governmental Authority seeking to restrain or materially alter the transactions contemplated in this Agreement or in any of the Additional Agreements which, in the reasonable good faith determination of the parties hereto, is likely to render it commercially impracticable, impossible or unlawful, or otherwise render inadvisable the parties' intent, to consummate the transactions contemplated hereby or in any of the Additional Agreements.

         (h) INDEBTEDNESS TO AFFILIATES. All intracompany indebtedness listed on SCHEDULE 3.07 shall have been satisfied and paid in full, other than any such indebtedness to or from any Subsidiary that as of and immediately after the Closing will be wholly-owned by the Company or Purchaser.

    Section 1.063. CONDITIONS PRECEDENT TO EACH SELLER'S OBLIGATION TO CLOSE. The obligations of each Seller to consummate the transactions contemplated hereby are subject to the satisfaction or, in each Seller's sole discretion, waiver on or before the Closing of each of the following conditions:

         (a) DELIVERIES BY PURCHASER. On or prior to the Closing, Purchaser shall execute (where necessary) and deliver or cause to be delivered to Sellers and the Company the following documents, certificates and agreements:

         (i) a certificate executed by a duly authorized officer, or other Person with valid power of attorney to act on behalf, of Purchaser certifying that the representations and warranties of Purchaser contained in this Agreement are accurate and complete in all material respects as of the Closing, except for any representations or warranties that relate solely to an earlier date (in which case such representations and warranties were accurate and complete as of such earlier date);

         (ii) fully executed copies of all consents, approvals, authorizations and other instruments listed on SCHEDULE 5.05;

         (iii) an accurate and complete copy, certified by the Secretary of Purchaser, of the resolutions duly and validly adopted by the board of directors of Purchaser evidencing its authorization of the execution and delivery of this Agreement and each Additional Agreement to which Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby;

         (iv) a certificate of the Secretary of Purchaser certifying the names and signatures of the officers, or other Persons with valid power of attorney to act on behalf, of Purchaser authorized to sign this Agreement, the Additional Agreements to which Purchaser is a party and the other documents to be delivered by Purchaser hereunder;

         (v) an opinion of Purchaser's counsel, in substantially the form of EXHIBIT E hereto; and

         (vi) a copy of each of the Additional Agreements to which Purchaser is a party, each executed by Purchaser.

         (b) PAYMENT OF THE PURCHASE PRICE. Purchaser shall pay to Sellers the cash portion of the Purchase Price and shall issue and deliver certificates representing the Common Stock, in the manner and in the amounts set forth in
Section 2.02.

         (c) RELEASE OF GUARANTEES. Each Seller will obtain a release of any guarantee, endorsement or other accommodation, if any, granted by it to Westpac on behalf and for the benefit of the Company with respect to the Retained Liability.

         (d) NO ADVERSE CHANGE. No circumstance, event or change shall have occurred that has or could reasonably be expected to have a Material Adverse Effect on Purchaser.

         (e) NO PROCEEDING OR LITIGATION. No action, proceeding or litigation shall have been commenced or threatened by any Governmental Authority seeking to restrain or materially alter the transactions contemplated in this Agreement or in any of the Additional Agreements which, in the reasonable good faith determination of the parties hereto, is likely to render it commercially impracticable, impossible or unlawful, or otherwise render inadvisable the parties' intent, to consummate the transactions contemplated hereby or in any of the Additional Agreements.


                                     ARTICLE VII
                                   INDEMNIFICATION

    Section 7.01. SURVIVAL. All representations and warranties contained herein and made in writing by or on behalf of the parties hereto in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing, regardless of any investigation made at any time with respect to any of the foregoing or any information the parties may have in respect thereto, until 60 days after the Company's receipt from its independent public accountants of the final audited consolidated balance sheet of the Company as of December 31, 1996 and the related audited profit and loss account and statement of cash flows for the fiscal year then ended, together with such independent public accountants' report thereon, but in no event later than May 31, 1997; PROVIDED, HOWEVER that all of the agreements contained herein (including, without limitation, those contained in Articles VII, VIII and IX) and the representations and warranties contained in Sections 3.02, 4.02, 4.03, 4.19, 4.20 and 5.02 shall survive without limitation as to time.

    Section 7.02.  PURCHASER'S RIGHT TO INDEMNIFICATION.

         (a) Subject to the provisions of this Article VII and in addition to any other rights and remedies available to Purchaser under applicable Law, Sellers, jointly and severally (unless the representation and warranty, covenant or agreement under which indemnification is sought expressly provides otherwise), on behalf of themselves and their successors and assigns, hereby agree to indemnify Purchaser and all of Purchaser's Affiliates, members, shareholders, directors, partners, officers, employees, agents and representatives, and all successors, permitted assigns and fiduciaries thereof (the "PURCHASER INDEMNIFIED PARTIES") and save and hold each of them harmless from and against, and pay on behalf of or reimburse any such Purchaser Indemnified Party as and when incurred for, any and all liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, fines or expenses (whether or not arising out of third party claims), including, without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "LOSSES") that any Purchaser Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of:

              (i) any misrepresentation or breach of warranty on the part of either Seller or the Company under this Agreement, or any misrepresentation in any of the statements, schedules and exhibits, certificates or other instruments furnished to Purchaser by or on behalf of either Seller or the Company pursuant to this Agreement;

              (ii) any nonfulfillment or breach of any covenant or agreement on the part of either Seller or the Company under this Agreement;

              (iii) any action, demand, proceeding, investigation or claim by any Person (including Governmental Authorities) against or affecting any Purchaser Indemnified Party in connection with or relating in any way to Support 24; or

              (iv) any action, demand, proceeding, investigation or claim by any Person (including Governmental Authorities) against or affecting any Purchaser Indemnified Party that, if successful, could reasonably be expected to give rise to or evidence the existence of or relate to a misrepresentation, breach or nonfulfillment of any of the representations, warranties, covenants or agreements of either Seller or the Company.

         (b) To the extent any Losses sustained by a Purchaser Indemnified Party are recoverable under the Company's or any Subsidiary's insurance, the amount recovered under such insurance shall reduce, dollar-for-dollar, Sellers' indemnification obligations under this Section 7.02 for such Losses. Purchaser agrees to use its reasonable best efforts to pursue such insurance claims, to the extent the same are available, with respect to all Losses; PROVIDED, HOWEVER, that nothing contained herein shall prohibit Purchaser from simultaneously pursuing indemnification from Sellers (or either of them) to preserve Purchaser's right to indemnification hereunder or in the event such Losses ultimately are determined to not be covered by insurance.

         (c) Purchaser acknowledges that, with respect only to those representations and warranties for which written disclosures are set forth on the Schedules attached to this Agreement, Purchaser has had the opportunity to conduct due diligence and is not aware of any misrepresentation or breach of such representations and warranties as of the date hereof.

    Section 7.03. SELLERS' RIGHT TO INDEMNIFICATION. Subject to the provisions of this Article VII and in addition to any other rights and remedies that may be available to Sellers under applicable Law, Purchaser, on behalf of itself and its successors and assigns, hereby agrees to indemnify Sellers and all of Sellers' Affiliates, members, shareholders, directors, partners, officers, employees, agents and representatives, and all successors, permitted assigns and fiduciaries thereof (the "SELLER INDEMNIFIED PARTIES") and save and hold each of them harmless from and against, and pay on behalf of or reimburse any such Seller Indemnified Party as and when incurred for, any and all Losses that any Seller Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of:

         (a) any misrepresentation or breach of warranty on the part of Purchaser under this Agreement, or any misrepresentation in any of the statements, schedules and exhibits, certificates or other instruments furnished to Sellers by or on behalf of Purchaser pursuant to this Agreement;

         (b) any nonfulfillment or breach of any covenant or agreement on the part of Purchaser under this Agreement; or

         (c) any action, demand, proceeding, investigation or claim by any Person (including Governmental Authorities) against or affecting any Seller Indemnified Party that, if successful, could reasonably be expected to give rise to or evidence the existence of or relate to a misrepresentation, breach or nonfulfillment of any of the representations, warranties, covenants or agreements of Purchaser.

    Section 7.04.  LIMITATION ON INDEMNIFICATION OBLIGATIONS.   Neither Sellers
nor Purchaser shall be entitled to indemnification from Purchaser or Sellers, respectively, for Losses unless such Losses exceed U.S.$50,000 individually ("EXCLUDED LOSSES"). At such time as Sellers or Purchaser, as the case may be, incur cumulative Losses (including Excluded Losses) in excess of U.S.$200,000 in the aggregate, then Purchaser or Sellers, respectively, shall be liable for indemnification of all such Losses. In no event shall the liability hereunder
(a) of any Seller exceed the value of the shares of Common Stock received by such Seller, determined at the time a claim for indemnification is made, or
(b) of Purchaser exceed the Purchase Price.

    Section 7.05.  INDEMNIFICATION PROCEDURE FOR THIRD PARTY CLAIMS.

         (a) Within 10 days after obtaining written notice of any claim or demand which has given rise, or could reasonably be expected to give rise, to a claim for indemnification hereunder, the party seeking indemnification shall give written notice of such claim (a "NOTICE OF CLAIM") to the other party. Failure to timely give a Notice of Claim within such 10-day period shall not relieve the indemnifying party of its obligations hereunder, unless the failure to so notify actually results in damage or prejudice to such indemnifying party. Each Notice of Claim shall set forth a brief description of the facts giving rise to such claim and the amount (or a reasonable estimate) of the loss, damage or expense suffered, or which may be suffered, by the party seeking indemnification.

         (b) Upon receiving a Notice of Claim, the indemnifying party shall resist, settle or otherwise dispose of the claim described therein in such manner as it shall deem appropriate, including the employment of counsel, and shall be responsible for the payment of all expenses, including the reasonable fees and expenses of such counsel. The indemnified party shall have the right to employ separate counsel in any such action and to participate in or assume the defense thereof, but the fees and expenses of such counsel shall be at the indemnified party's expense unless (i) the employment has been specifically authorized by the indemnifying party in writing, (ii) the indemnifying party has failed in a timely manner to assume the defense and employ counsel, or (iii) the named parties to any action (including any impleaded parties) include Purchaser and any of Sellers or the Company, and the indemnified party has been advised by such counsel that representation of Purchaser and any of Sellers or the Company by the same counsel would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them (in which case, if the indemnified party notifies the indemnifying party in writing that the indemnified party elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall have neither the right nor the obligation to assume the defense of such action on behalf of the indemnified party).

    Section 7.06. NO RESCISSION. Neither Purchaser nor Seller shall be entitled to rescind this Agreement as a result or on account of any misrepresentation or any breach of or nonfulfillment by Sellers or Purchaser, respectively, of any warranty, covenant or agreement contained herein.

    Section 7.07. CONTRIBUTION BETWEEN SELLERS. Sellers hereby agree that where a representation or warranty contained herein is made by Sellers jointly and severally and Purchaser recovers from Sellers (or either of them), in circumstances where both Sellers are liable, damages or other remedies for breach of any such representation or warranty in a proportion that is not equal as between Access and Bevero, the Seller from which a proportion of greater than 50% is recovered (the "OVERPAYING SELLER") may separately recover from the other Seller the amount in excess of 50% of such damages or other remedies paid by the Overpaying Seller. Notwithstanding the foregoing, nothing contained in this
Section 7.07 shall preclude or prohibit Purchaser from seeking or collecting amounts in respect of indemnification, or otherwise enforcing any rights to which Purchaser may be entitled under this Article VII, from either or both Sellers.

                                     ARTICLE VIII
                           CONFIDENTIALITY; NON-COMPETITION

    Section 8.01. CONFIDENTIAL INFORMATION. Each Seller recognizes and acknowledges that all confidential and proprietary information of the Company or any Subsidiary, including without limitation business and marketing plans, financial information, pricing, cost and sales information, contractual arrangements, market research data and other information about the Company's and the Subsidiaries' actual and prospective employees, customers and suppliers and information concerning Intellectual Property that the Company or any Subsidiary owns or has rights to use (collectively, the "CONFIDENTIAL INFORMATION") is a valuable, special and unique asset of the Company. At no time shall either Seller or any of its directors, officers, employees, attorneys, accountants, and other agents or representatives (collectively, "REPRESENTATIVES" of such Seller) disclose any Confidential Information or any part thereof, to any Person for any reason or purpose whatsoever except in accordance with the terms of Section
8.02. Each Seller agrees that money damages alone would not be an adequate remedy for breach of Section 8.01 or 8.02 and, accordingly, in the event of a breach or threatened breach by a Seller or its Representative of the provisions of Section 8.01 or 8.02, the Company shall be entitled, without being required to post a bond, to an injunction restraining such Seller or its Representative from disclosing, in whole or in part, the Confidential Information, or from rendering any services to any Person to whom the Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from the breaching Seller. In any action or proceeding to enforce the provisions of Section 8.01 or 8.02, the prevailing party shall pay, and shall be reimbursed by the non-prevailing party for, all costs incurred in such action or proceeding including, without limitation, all court costs and filing fees, and all reasonable attorneys' fees, incurred either at the trial level or at the appellate level. Each Seller shall be severally, not jointly, liable for any breach of this Section 8.01 by its Representatives. Sections
8.01 and 8.02 shall survive the termination of this Agreement.

    Section 8.02.  PERMITTED DISCLOSURES.  Notwithstanding the provisions of
Section 8.01, disclosure of Confidential Information may be made by a Seller or its Representatives to the extent that either (a) in the opinion of such Seller's outside legal counsel, such disclosure is required pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or the rules and regulations under either such Act, or any other applicable law, rule or regulation, or (b) such disclosure is legally compelled by judicial or administrative order, deposition, interrogatory, request for documents, subpoena, investigative demand or other process or otherwise is necessary in connection with any claim or litigation arising under or with respect to this Agreement. In the event that a Seller or its Representative becomes subject to a demand for discovery or other request for disclosure of Confidential Information pursuant to applicable law or regulation or legal process, such Seller, on its own or on its Representative's behalf, shall give prompt notice to the Company of such demand or request and shall cooperate, as reasonably requested, in seeking a protective order or other appropriate remedy and/or, to the extent permitted by law, with respect to the form of such required disclosure. The Confidentiality provisions of this Article VIII do not apply to, and the term "Confidential Information" does not include, any information which (A) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure directly or indirectly by the Seller or its Representatives in violation of this Section), or (B) was or becomes available to the Seller or its Representatives on a nonconfidential basis from a source other than the Company; PROVIDED that such source is not known by the Seller or any of its Representatives (after reasonable inquiry) to be bound by a confidentiality agreement with the Seller or its Representatives.

    Section 8.03. NON-COMPETITION. Each Seller covenants and agrees that neither it nor any of its Affiliates, either on its own account or jointly with, on behalf of or for any Person, whether as principal, agent, partner, shareholder, director, consultant, employee or otherwise and whether directly or indirectly, shall:

         (a) at any time during the Relevant Period (as defined herein), other than on behalf of the Company, work for, carry on, assist or have an interest in, directly or indirectly, any business that is directly or substantially in competition with the Relevant Business (as defined herein);

         (b) at any time during the Relevant Period, solicit any business that would be in direct or substantial competition with the Relevant Business from any Person who, at any time during the Relevant Period, was a customer or client of the Company (or who at any time during such period was in the course of negotiating with to become a customer or client);

         (c) unreasonably interfere with the performance of any agreement relating to the Relevant Business to which the Company or any Subsidiary is party; or

         (d) use or permit the Company's or any Subsidiary's name to be used so as to suggest an inappropriate connection between such Seller's business and the Company or such Subsidiary;

PROVIDED THAT nothing in this Section 8.03 shall preclude a Seller or its Affiliates from holding or acquiring, directly or indirectly, not more than 5% in the aggregate, of the issued shares or other securities of any other Person, which securities are listed or dealt in on any recognized stock exchange or other organized trading market or limit or otherwise prevent Access from providing Services as defined in the Strategic Protection Agreement to RACV and its Affiliates upon termination of the Strategic Protection Agreement. For purposes of this Section 8.03, the "RELEVANT PERIOD" shall mean the period commencing on the Closing Date and ending 24 months after the Closing Date. "RELEVANT BUSINESS" shall mean the business of using integrated voice and data communications technology to arrange medical treatment, travel and accommodation and trade assistance, and/or to provide specialized information, customer loyalty and other programs, in Australia, New Zealand or the United Kingdom to any Person or to members or policy holders of any Person (other than an Affiliate of such Seller) pursuant to a contract, agreement or other arrangement to which Purchaser, the Company, any Subsidiary or any of their respective Affiliates is a party; PROVIDED, HOWEVER, that "Relevant Business" shall not include any business conducted by RACV or its Affiliates as of the Closing Date and the business to be conducted by Auto 24 Pty Ltd. following the Closing as contemplated by and/or pursuant to that certain Management Agreement between Auto 24 Pty Ltd. and the Company. The provisions of this Section 8.03 shall survive the Closing.

                                      ARTICLE IX
                                  GENERAL PROVISIONS

    Section 9.01. CANCELLATION OF OPTIONS. In connection with, and as a inducement for Purchaser to enter into this Agreement, each Seller hereby acknowledges and agrees that any and all options, warrants and other rights of Seller to acquire capital stock of the Company or any Subsidiary will be terminated and cancelled as of the Closing. The Company hereby terminates and cancels, effective as of the Closing, any and all options, warrants and other rights of each Seller, if any, to acquire capital stock of the Company or any Subsidiary

    Section 9.02. EXPENSES. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

    Section 9.03. STAMP DUTIES. As soon as possible following the Closing, Purchaser will pay all stamp duties of any kind applicable to or as a result of the transfer of the Shares to Purchaser. This Section 9.02 shall survive the Closing.

    Section 9.04. SECTION 338 ELECTION. Purchaser shall have the unconditional right to make an election under Section 338(g) of the Code or similar state statutes with respect to the purchase of the Shares. The deemed sale price of the assets of the Company for Tax purposes shall be determined by Purchaser according to the ADSP formula described in Temporary Treasury Regulation Section 1.338-3. No party to this Agreement makes any warranties to any other party hereto of the Tax treatment of the transactions contemplated by this Agreement under the provisions of any Sections of the Code or other applicable Law. If Purchaser makes an election under 338(g) of the Code, Purchaser shall be solely responsible for, and shall hold Sellers harmless from, any increase in Tax that may become due or may be claimed to be due as a result of Purchaser's election.

    Section 9.05. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made) upon the earliest to occur of
(a) receipt, if made by personal service, (b) five days after delivery, if made by reputable overnight courier service, (c) upon the delivering party's receipt of a written confirmation of a transmission made by cable, by telecopy, by telegram, or by telex or (d) ten days after being mailed by registered or certified air mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.04):

         (a)  if to Purchaser:

              TeleTech Holdings, Inc.
              1700 Lincoln Street, Suite 1400
              Denver, Colorado 80203
              Attention: President
              Telecopy: (303) 894-4203

              with a copy to:

              Neal, Gerber & Eisenberg
              Two North LaSalle Street, Suite 2200
              Chicago, Illinois  60602
              Attention:  Charles Evans Gerber
              Telecopy: (312) 269-1747

         (b)  if to Sellers:

              Access 24 Holdings Pty Limited
              c/o Royal Automobile Club of Victoria (RACV) Ltd.
              422 Little Collins Street
              Melbourne Victoria 3000
              Australia
              Attention:  Pearl Dreier
              Telecopy: (61-2) 9670-3780

              and

              Bevero Pty Limited
              c/o Access 24 Service Corporation Pty Ltd
              Level 3, 154 Pacific Highway
              St. Leonards, New South Wales 2065
              Australia
              Attention:  Chief Executive Officer
              Telecopy:  (61-2) 9930-1132

              with a copy to:

              Gardner, Carton & Douglas
              Suite 3400 - Quaker Tower
              321 North Clark Street
              Chicago, IL 60610
              Attention: Stephen M. Gatlin
              Telecopy: (312) 644-3381

    Section 9.06. PUBLIC ANNOUNCEMENTS. Except as required by law, no party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party. Except to the extent prohibited by applicable law, the parties shall cooperate as to the timing and contents of any such press release or public announcement.

    Section 9.07. HEADINGS. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 9.08. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

    Section 9.09. ENTIRE AGREEMENT. This Agreement, including all of the Exhibits and Schedules hereto which are incorporated herein by this reference, constitutes the entire agreement of the parties hereto (including the Company, with respect to Article VIII) with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between Sellers and Purchaser with respect to the subject matter hereof and thereof.

    Section 9.10. ASSIGNMENT. This Agreement and the rights and duties hereunder may not be assigned or assumed by operation of law or otherwise without the express prior written consent of the other parties hereto, except that the rights and obligations of Purchaser hereunder may be assigned to and assumed by any Affiliate of Purchaser.

    Section 9.11. AMENDMENT; WAIVER. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each party hereto. Each party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other parties contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by all of the other parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

    Section 9.12. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware that are applicable to contracts executed in and to be performed entirely within that jurisdiction (without regard to its principals regarding conflicts of law).

    Section 9.13. JURISDICTION; SERVICE OF PROCESS. Each of the parties hereto agrees that all actions or proceedings initiated by any party hereto and arising directly or indirectly out of this Agreement which are brought to judicial proceedings shall be litigated in the United States District Court covering Wilmington, Delaware or, in the event such court cannot or will not exercise jurisdiction, in the state courts of the State of Delaware (the "DELAWARE COURTS"). Each Seller agrees that any order or judgment rendered by the Delaware Courts may be enforced against such Seller in any federal or state court sitting in Australia. Each Seller agrees that it will not oppose in any way any application to enforce in Australia a judgment rendered by the Delaware Courts including, without limitation, an application to register a judgment at common law. This Agreement may be pleaded as a bar to any opposition to any application to enforce a judgment in Australia rendered by the Delaware Courts on any grounds whatsoever including, without limitation, service permitted by the Delaware Courts but not permitted by any federal or state court sitting in Australia or a lack of jurisdiction of the Delaware Courts based on a failure to appear. Each of the parties hereto expressly submits to the jurisdiction of the Delaware Courts and consents to process being served in any suit, action or proceeding of the nature referred to above either (a) by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to its address as set forth herein or (b) by serving a copy thereof upon such party's authorized agent for service of process (to the extent permitted by applicable law, regardless whether the appointment of such agent for service of process for any reason shall prove to be ineffective or such agent for service of process shall accept or acknowledge such service); PROVIDED that, to the extent lawful and practicable, written notice of said service upon said agent shall be mailed by registered or certified mail, postage prepaid, return receipt requested, to the party at its address as set forth herein. Each party hereto agrees that such service, to the fullest extent permitted by law,
(i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to it. Each party hereto waives any claim that any Delaware Court is an inconvenient forum or an improper forum based on lack of venue or jurisdiction.

    Section 9.14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    Section 9.15. PAYMENT OF FEES AND EXPENSES. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding (including, without limitation, all reasonable transportation and lodging expenses), in addition to any other relief to which it may be entitled.

    Section 9.16. FURTHER ACTION. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.


                                          *



                                          *



                                          *



                                          *



                                          *



                                          *




                                          *




                                          *




                                          *

    IN WITNESS WHEREOF, Sellers and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                             TELETECH HOLDINGS, INC.




                             By: /s/ Steven B. Coburn
                                 -----------------------------------------------
                                 Name:
                                 Title:


                             ACCESS 24 HOLDINGS PTY LIMITED




                             By: /s/ Ted Johnson
                                 -----------------------------------------------
                                 Name:
                                 Title:


                             BEVERO PTY LIMITED




                             By: /s/ Louis Carroll
                                 -----------------------------------------------
                                 Name:
                                 Title:


                             ACCESS 24 SERVICE CORPORATION PTY LIMITED




                             By: /s/ Louis Carroll
                                 -----------------------------------------------
                                 Name:
                                 Title:

                                                                      APPENDIX A


                              DEFINITION OF U.S. PERSON


    (1)  "U.S. person" means:

         (i)       any natural person resident in the United States;

         (ii) any partnership or corporation organized or incorporated under the laws of the United States;

         (iii)     any estate of which any executor or administrator is a U.S.
    person;

         (iv)      any trust of which any trustee is a U.S. person;

         (v) any agency or branch of a foreign entity located in the United States;

         (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

         (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

         (viii)    any partnership or corporation if:

              (A) organized or incorporated under the laws of any foreign jurisdiction; and

              (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Act) who are not natural persons, estates or trusts.

    (2) Notwithstanding the foregoing paragraph (1), any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-U.S. person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States shall not be deemed a "U.S. person."

    (3) Notwithstanding the foregoing paragraph (1), any estate of which any professional fiduciary acting as executor or administrator is a U.S. person shall not be deemed a U.S. person if:

         (i) an executor or administrator of the estate who is not a U.S. person has sole or shared investment discretion with respect to the assets of the estate; and

         (ii) the estate is governed by foreign law.

    (4) Notwithstanding the foregoing paragraph (1), any trust of which any professional fiduciary acting as trustee is a U.S. person shall not be deemed a U.S. person if a trustee who is not a U.S. person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. person.

    (5) Notwithstanding the foregoing paragraph (1), an employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country shall not be deemed a U.S. person.

    (6) Notwithstanding the foregoing paragraph (1), any agency or branch of a U.S. person located outside the United States shall not be deemed a "U.S. person" if:

         (i)  the agency or branch operates for valid business reasons; and

         (ii) the agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located.

    (7) The International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organizations, their agencies, affiliates and pension plans shall not be deemed "U.S. persons."


                                       SUMMARIZED FROM RULE 902(o), GENERAL
                                       RULES AND REGULATIONS UNDER THE
                                       SECURITIES ACT OF 1933